Exhibit 99.1

Farmer Bros. Reports Fourth Quarter and Fiscal 2011 Results

TORRANCE, Calif.—(GLOBE NEWSWIRE)—Sept. 12, 2011—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $22.3 million, or $1.47 per share, for its fiscal fourth quarter ended June 30, 2011, compared with a net loss of $21.0 million, or $1.40 per share, for its prior year fiscal fourth quarter. For the full fiscal year ended June 30, 2011, the Company reported a net loss of $54.3 million, or $3.61 per share, compared with a net loss of $24.0 million, or $1.61 per share, in the prior fiscal year. As explained below, excluding the impact of accounting for the increase in the Company’s LIFO (last-in-first-out) reserve, the Company’s net loss would have been substantially lower compared with the prior year.

Net sales for fiscal 2011 increased $13.6 million, or 3%, to $463.9 million from $450.3 million in the prior fiscal year, primarily due to increases in list prices of the Company’s coffee, cappuccino, cocoa and selected spice products, offset in part by the effect of a decrease in the number of customers who purchased the Company’s products compared to the prior fiscal year.

Cost of goods sold in fiscal 2011 increased $54.0 million, or 21%, to $306.8 million, or 66% of sales, from $252.8 million, or 56% of sales, in fiscal 2010 primarily due to the increase in the cost of green coffee beans. The Company’s green coffee costs increased 80% in fiscal 2011 compared to the prior fiscal year, reflective of a similar increase in the green coffee market during the same period. Cost of goods sold in fiscal 2011 included $40.3 million in LIFO charge compared to $1.0 million in LIFO charge in the prior fiscal year. Cost of goods sold was also impacted by an increase in the cost of coffee brewing equipment and service costs, and changes in the mix of customers and the products the Company sells to them.

Interim Co-CEO and Chief Financial Officer, Jeffrey Wahba said, “Unlike most of our publicly traded competitors, we have historically valued our coffee, tea and culinary product inventory on a LIFO method of valuation rather than on a first-in-first-out (FIFO) basis. The rapidly escalating coffee prices of the recent past had a significant impact on our cost of goods sold for fiscal 2011, particularly when reporting on a LIFO basis. Excluding the impact of LIFO on our operations, our fiscal 2011 reported net loss would have improved by the amount of the LIFO charge which is over $40 million. We believe that the $21.1 million improvement in Adjusted EBITDAE from $(3.1) million in fiscal 2010 to $18.0 million in fiscal 2011 is a good indication of the progress the Company has been able to achieve with the integration of the former Sara Lee DSD coffee business operations we acquired.” The Company now has a LIFO reserve of $70.0 million.

Operating expenses, excluding the impact of non-cash impairment loss on intangible assets, decreased $19.0 million, or 8.0%, in fiscal 2011 compared to fiscal 2010. The reduction in operating expenses in fiscal 2011, as compared to the prior fiscal year, is primarily due to lower payroll and related expenses resulting from a reduction in the number of employees offset in part by higher freight and fuel costs, and severance costs associated with the reduction in headcount of approximately 200 employees in the amount of $3.1 million. Total operating expenses in fiscal 2011 including $7.8 million in non-cash impairment losses on intangible assets decreased $11.2 million to $225.6 million, or 49% of sales, from $236.8 million, or 53% of sales, in fiscal 2010.

Interim Co-CEO, Patrick Criteser said, “As we enter fiscal 2012, we believe the Company is well positioned to meet the challenges of a fluctuating coffee market and competitive environment. We have trimmed our operating expenses, have developed a more sophisticated methodology to hedge our coffee costs and have positioned our sales organization to more effectively compete in the marketplace. We are excited about the prospects for the new fiscal year.”

Total other income in fiscal 2011 was $4.9 million compared to $12.7 million in fiscal 2010. The decrease in total other income was primarily due to lower net realized and unrealized gains on a smaller investment portfolio and higher interest expense related to borrowings under our revolving credit line in fiscal 2011 as compared to fiscal 2010.

The Company recorded an income tax benefit of $9.2 million in fiscal 2011 compared to $2.5 million in fiscal 2010. Income tax benefit recorded in fiscal 2011 was related to the gain on postretirement benefits and income tax benefit recorded in fiscal 2010 was primarily attributable to federal legislation allowing a five year net operating loss carryback period for net operating losses incurred in tax years that ended in 2008 and 2009.

About Farmer Bros. Co.

Farmer Bros. Co. is a direct distributor of coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., a specialty coffee roaster. For more information, go to: www.farmerbros.com.

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, such as “Net income (loss) excluding LIFO,” “EBITDAE” and “Adjusted EBITDAE,” in assessing its operating performance. The Company believes that these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines “Net income (loss) excluding LIFO” as net income (loss) excluding the impact of LIFO charge or credit. The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, employee stock ownership plan (“ESOP”) expense, stock-based compensation expense, non-cash impairment losses, and gains and losses from investment portfolio. The Company defines Adjusted EBITDAE as EBITDAE excluding the impact of LIFO charges or credits. The Company believes that the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in better matching of costs and revenues. Net income (loss) excluding LIFO, EBITDAE and Adjusted EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss and reported basic and diluted loss per common share to net loss excluding LIFO and basic and diluted loss per common share excluding LIFO, respectively:

	Year Ended June 30,
	2011	2010	2009
	(In thousands)
Net loss, as reported	$(54,317)	$(23,953)	$(33,270)
LIFO charge (credit)	$40,317	$1,033	$(13)

Net loss, excluding LIFO	$(14,000)	$(22,920)	$(33,283)
Weighted average common shares outstanding, basic and diluted	15,066,663	14,866,306	14,508,320
Net loss per common share, as reported	$(3.61)	$(1.61)	$(2.29)
Net loss per common share excluding LIFO, basic and diluted	$(0.93)	$(1.54)	$(2.29)

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE:

	Year Ended June 30,
	2011	2010	2009
	(In thousands)
Net loss, as reported	$(54,317)	$(23,953)	$(33,270)
Income tax (benefit) expense	(9,167)	(2,529)	14,283
Interest expense	1,965	986	335
Depreciation and amortization expense	31,758	26,778	18,292
ESOP and stock-based compensation expense	3,825	4,784	5,452
Intangible assets impairment losses	7,805	—	—
Investment portfolio (gains) losses	(4,191)	(10,169)	8,248

EBITDAE	$(22,322)	$(4,103)	$13,340
LIFO charge (credit) net of taxes of zero*	40,317	1,033	(13)

Adjusted EBITDAE	$17,995	$(3,070)	$13,327

*	LIFO charge (credit) had no impact on income tax (benefit) expense since we have recorded a 100% valuation allowance against deferred tax assets.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,”

“plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30, 2011	June 30, 2010
Net sales	$119,243	$106,964
Gross profit	$26,352	$42,907
Loss from operations	$(31,397)	$(22,303)
Net loss	$(22,336)	$(20,994)
Net loss per common share	$(1.47)	$(1.40)

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Year ended June 30,
	2011	2010	2009
Net sales	$463,945	$450,318	$341,724
Cost of goods sold	306,771	252,754	181,508

Gross profit	157,174	197,564	160,216

Selling expenses	170,670	187,685	138,876
General and administrative expenses	47,121	49,071	36,543
Intangible assets impairment losses	7,805	—	—

Operating expenses	225,596	236,756	175,419

Loss from operations	(68,422)	(39,192)	(15,203)

Other income (expense):
Dividend income	2,534	3,224	3,563
Interest income	178	303	1,236
Interest expense	(1,965)	(986)	(335)
Other, net	4,191	10,169	(8,248)

Total other income (expense)	4,938	12,710	(3,784)

Loss before taxes	(63,484)	(26,482)	(18,987)
Income tax (benefit) expense	(9,167)	(2,529)	14,283

Net loss	$(54,317)	$(23,953)	$(33,270)

Basic and diluted net loss per common share	$(3.61)	$(1.61)	$(2.29)

Weighted average common shares outstanding-basic and diluted	15,066,663	14,866,306	14,508,320
Cash dividends declared per common share	$0.18	$0.46	$0.46

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241